SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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YELP INC.

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YELP INC.
140 New Montgomery Street
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2014

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of Stockholders of Yelp Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, May 21, 2014 at 9:00 a.m. Pacific Time at The St. Regis San Francisco located at 125 3rd Street, San Francisco, California 94103 for the following purposes:

1.	To elect the three nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2017 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

4.	To conduct any other business properly brought before the Annual Meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Annual Meeting is March 24, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Laurence Wilson Secretary

San Francisco, California
April 11, 2014

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

YELP INC.
140 New Montgomery Street
San Francisco, California 94105

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

     We are providing you with these proxy materials because the Board of Directors of Yelp Inc., or the Board, is soliciting your proxy to vote at Yelp’s 2014 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held on Wednesday, May 21, 2014 at 9:00 a.m. Pacific Time at The St. Regis San Francisco located at 125 3rd Street, San Francisco, California 94103. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2013 Annual Report, are being distributed and made available on or about April 11, 2014. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

     Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the Internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

     We intend to mail the Notice on or about April 11, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

     We may send you a proxy card, along with a second Notice, on or after April 21, 2014. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Who can vote at the Annual Meeting?

     Only stockholders of record at the close of business on March 24, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 60,900,106 shares of Class A Common Stock and 10,643,936 shares of Class B Common Stock outstanding and entitled to vote.

     Stockholder of Record: Shares Registered in Your Name

     If on March 24, 2014 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on March 24, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I attend the Annual Meeting?

     The Annual Meeting will be held on Wednesday, May 21, 2014 at 9:00 a.m. Pacific Time at The St. Regis San Francisco located at 125 3rd Street, San Francisco, California 94103. If you are a stockholder of record, you must bring proof of identification. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must request and obtain a valid proxy from your broker or other agent.

     Directions to the Annual Meeting may be found at http://www.stregissanfrancisco.com/directions. Information on how to vote in person at the Annual Meeting is discussed below.

What am I voting on?

     There are three matters scheduled for a vote:

  Proposal No. 1: the election of three directors;

  Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.

What if another matter is properly brought before the Annual Meeting?

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

     You may vote “For” all the nominees to the Board, “Withhold” your vote from all nominees or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

     The procedures for voting are as follows:

     Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 20, 2014 to be counted.

  To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 20, 2014 to be counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

     No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock you owned as of March 24, 2014. The Class A Common Stock and Class B Common Stock will vote together as a single class on all proposals described in this Proxy Statement.

What happens if I do not vote?

     Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

     Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 or Proposal No. 3 without your instructions, but may vote your shares on Proposal No. 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

     If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

  “For” the election of all three nominees for director;

  “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  “For” the advisory approval of executive compensation.

     If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

     If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

     Stockholder of Record: Shares Registered in Your Name

     Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  You may submit another properly completed proxy card with a later date.

  You may grant a subsequent proxy by telephone or through the Internet.

  You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

     Your most current proxy card or telephone or Internet proxy is the one that is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal No. 1 to elect directors, “For” and “Withhold” votes and broker non-votes, and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

     As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

     The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Effect of
Proposal			Effect of	Broker Non-
Number	Proposal Description	Vote Required for Approval	Abstentions	Votes
1	Election of Directors	Three nominees receiving the most “For” votes from the holders of shares present and entitled to vote	Withheld votes will have no effect	None

2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None*

3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of shares representing a majority of the voting power of the shares present and entitled to vote	Against	None

*	Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

     In order to conduct business at the Annual Meeting, a quorum must be present in person or represented by proxy. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A Common Stock and Class B Common Stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 60,900,106 shares of Class A Common Stock and 10,643,936 shares of Class B Common Stock outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 83,669,734 votes must be present in person or represented by proxy at the Annual Meeting to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

When are stockholder proposals and director nominations due for next year’s annual meeting?

     To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 12, 2014 to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

     Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2015 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on February 20, 2015 nor earlier than the close of business on January 21, 2015. However, if our 2015 Annual Meeting of Stockholders is not held between April 21, 2015 and June 20, 2015, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

     The chair of the 2015 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2015 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our Bylaws, if the 2015 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How can I find out the results of the voting at the Annual Meeting?

     Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal No. 1

ELECTION OF DIRECTORS

     Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

     The Board presently has nine members. There are three directors in the class whose term of office expires in 2014. If elected at the Annual Meeting, each of these nominees would serve until the 2017 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend the Annual Meeting. Eight of the directors attended the 2013 Annual Meeting of Stockholders.

     The following table sets forth information with respect to our directors, including the three nominees for election at the Annual Meeting, as of March 24, 2014:

		Director	Principal Occupation/
Name	Age	Since	Position Held With the Company
Class II Directors – Nominees for Election at the Annual Meeting

Diane Irvine	55	Nov. 2011	Independent Advisor
Max R. Levchin	38	Sept. 2004	Chairman of the Board; Chief Executive Officer of HVF, LLC and HVF, Inc.
Mariam Naficy	43	Jan. 2014	Chief Executive Officer, Minted LLC

Class III Directors – Continuing in Office until the 2015 Annual Meeting

Geoff Donaker	41	Dec. 2010	Chief Operating Officer
Robert Gibbs	42	May 2012	Partner, The Incite Agency; Contributor, MSNBC
Jeremy Stoppelman	36	Sept. 2005	Co-Founder and Chief Executive Officer

Class I Directors – Continuing in Office until the 2016 Annual Meeting

Fred D. Anderson	69	Feb. 2011	Lead Independent Director of the Board; Managing Director, Elevation Partners
Peter Fenton	41	Sept. 2006	General Partner, Benchmark Capital
Jeremy Levine	40	Nov. 2005	Partner, Bessemer Venture Partners

     Each of the nominees listed below was recommended for election by the Nominating and Corporate Governance Committee of the Board, or the Nominating Committee. Our Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated these nominees in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board.

     Each of the nominees listed below is currently a director. Mr. Levchin was elected to the Board prior to our initial public offering, or IPO, pursuant to a Third Amended and Restated Voting Agreement, dated January 22, 2010, by and among us and the holders of our then-outstanding preferred stock, or the Voting Agreement. Specifically, Mr. Levchin was the designee of the holders of our then-outstanding Series A Preferred Stock under the Voting Agreement. The Voting Agreement expired by its terms at the time of our IPO and is no longer in effect.

     Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

     A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting

     Diane Irvine most recently served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011 and as President from February 2007 to November 2011. Ms. Irvine also served on the board of directors of Blue Nile from May 2001 to November 2011, and she served as Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine currently serves on the board of directors of CafePress Inc., an e-commerce platform, which she joined in May 2012, and formerly served on the boards of directors of Ticketmaster Entertainment, Inc., a live entertainment ticketing and marketing company, from August 2008 to January 2010 and Davidson Companies, an investment banking and asset management company, from January 1998 to January 2009. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation from Golden Gate University. The Nominating Committee believes Ms. Irvine should serve on the Board due to her financial expertise and extensive experience in public company management.

     Max Levchin is currently an investor in and adviser to emerging technology companies. He has also served as Chief Executive Officer of Affirm, Inc., a consumer financial services company, and Chief Executive Officer of HVF, LLC, a startup innovation lab, since January 2012. Previously, Mr. Levchin was Vice President of Engineering at Google, Inc., an Internet search company, from August 2010 to August 2011. Prior to Google, Mr. Levchin was founder and Chief Executive Officer of Slide, Inc., a developer of social applications such as photo and video self-expression and social games, from January 2005 to August 2010, when it was acquired by Google. Prior to founding Slide, Mr. Levchin was Chief Technology Officer and a director at PayPal, Inc., an online payment company, from March 2000 to December 2002, when it was acquired by eBay Inc., an Internet marketplace and online payments platform company. Mr. Levchin co-founded Confinity Inc., an Internet and electronics company, in December 1998, and served as the Chief Technology Officer and a director through March 2000, when Confinity merged with X.com and became PayPal. Mr. Levchin founded NetMeridian Software, a developer of early palm-top security applications, in January 1996, and served as Chief Executive Officer from January 1996 to December 1998. Mr. Levchin currently serves on the board of directors of Yahoo! Inc., an Internet search company, which he joined in December 2012. He received a B.S. in Computer Science from the University of Illinois, Urbana-Champaign in 1997. The Nominating Committee believes Mr. Levchin should serve on the Board due to his extensive background and experience in the social media and Internet industry and as a seasoned entrepreneur.

     Mariam Naficy has been the Chief Executive Officer of Minted LLC, an online marketplace for independent design and art, since she founded the company in June 2007. Prior to founding Minted, she was the general manager of the e-commerce division of The Body Shop International plc, a cosmetics retailer, from November 2003 to June 2007. She previously served as Vice President, Marketing and Product Development of Movielink, LLC, a web-based video on demand service, from April 2002 to May 2003, Interim Vice President of Marketing for Columbia Tristar International Television, a television and distribution and production company, from January 2002 to May 2002, and co-founder and Chief Executive Officer of Eve.com, an online cosmetics retailer, from June 1998 to October 2000, when it was acquired by Idealab. Ms. Naficy also sits on the board of Every Mother Counts, a non-profit organization founded to increase public awareness and support for improved maternal and child health. She holds a B.A. in Political Economy from Williams College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating Committee believes Ms. Naficy should serve on the Board due to her expertise in operating and managing companies in the e-commerce sector.

The Board Recommends
A Vote “For” All Of The Named Nominees

Directors Continuing in Office Until the 2015 Annual Meeting

     Geoff Donaker has served as our Chief Operating Officer since June 2006. Since joining us in November 2005 as the Vice President of Business Development, Mr. Donaker has helped to orchestrate our geographic expansion, build our revenue lines and hire our management team. Prior to joining us, Mr. Donaker served in several roles at eBay, including Director of International Categories and Director of Collectibles, from May 2001 to November 2005. Prior to eBay, he held various management and marketing roles at Internet companies, including Voter.com, Excite@Home, an Internet search provider, and Excite, from 1998 through 2000. Mr. Donaker began his career with Mercer Management Consulting (now Oliver Wyman) from August 1995 to January 1998. He holds a B.S. in Mechanical Engineering from Stanford University. The Nominating Committee believes Mr. Donaker should serve on the Board due to his experience in the Internet industry and the perspective gained from working with us since our early stages.

     Robert Gibbs has been a Partner at The Incite Agency, a strategic communications firm, since June 2013 and contributor to cable news channel MSNBC since February 2013. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the communications director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Previously, Mr. Gibbs was press secretary of John Kerry’s 2004 presidential campaign and has previously specialized in Senate campaigns, having served as communications director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University. The Nominating Committee believes Mr. Gibbs should serve on the Board due to his significant media, communications and public policy experience.

     Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal from February 2000 to June 2003, most recently serving as the Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home from August 1999 to January 2000. He holds a B.S. in Computer Engineering from the University of Illinois. The Nominating Committee believes Mr. Stoppelman should serve on the Board due to the perspective gained from his experience as one of our founders and our Chief Executive Officer and his experience in the Internet industry.

Directors Continuing in Office Until the 2016 Annual Meeting

     Fred D. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, as amended, or the Securities Act, and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13 and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also served on the boards of directors of Apple from June 2004 to September 2006, E. Piphany, Inc. from May 2003 to September 2005, Palm, Inc. from October 2007 to July 2010 and Move, Inc. from November 2006 to March 2012. Mr. Anderson currently serves on the board of directors of eBay and the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles. The Nominating Committee believes Mr. Anderson’s extensive global financial management expertise as the former chief financial officer of global technology firms gives him the experience, qualifications and skills to serve as a director. In addition, his significant expertise on the boards of directors of other public and private technology companies at various stages of development provides the Board with important perspectives on corporate governance matters.

     Peter Fenton has been a General Partner at Benchmark, a venture capital firm, where his investment interests include software, digital media and technology-enabled services, since September 2006. Prior to joining Benchmark, Mr. Fenton was a Managing Partner at Accel Partners, a venture capital firm, from October 1999 to May 2006. Prior to joining the venture capital community, he was General Manager of Video at Autonomy Virage, Inc., a multimedia information retrieval company, from April 1996 to April 1998. Mr. Fenton has also served on the board of directors of Twitter, Inc., a social media platform, since February 2009. He holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Philosophy from Stanford University. The Nominating Committee believes Mr. Fenton should serve on the Board due to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of public and private companies.

     Jeremy Levine is a Partner at Bessemer Venture Partners, a venture capital firm, which he joined in May 2001, where his investment interests include entrepreneurial startups and high growth companies in various industries, including consumer Internet, consumer software and business software and services. Prior to joining Bessemer, Mr. Levine was Vice President of Operations at Dash.com Inc., an Internet software publisher, from June 1999 to May 2001. Prior to Dash, Mr. Levine was an Associate at AEA Investors, a management buyout firm, where he specialized in consumer products and light industrials, from July 1997 to June 1999. Previously, Mr. Levine was with McKinsey & Company as a management consultant from June 1995 to July 1997. Mr. Levine holds a B.S. in Computer Science and Economics from Duke University. The Nominating Committee believes Mr. Levine should serve on the Board due to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of private companies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of the Board

     Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

     Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NYSE listing standards: Ms. Irvine, Ms. Naficy and Messrs. Anderson, Fenton, Gibbs, Levchin and Levine. In addition, the Board had previously determined that Keith Rabois was an independent director within the meaning of the applicable NYSE listing standards prior to his resignation from the Board in January 2014.

     In making these determinations, the Board found that none of these directors, former directors or nominees for director had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, and Mr. Donaker, our Chief Operating Officer, are not independent directors by virtue of their employment with the Company.

Board Leadership Structure

     Our Board currently has both an independent Chairman and a Lead Independent Director: Messrs. Levchin and Anderson, respectively. Mr. Levchin has authority, among other things, to call and preside over Board meetings and, together with Mr. Anderson, set meeting agendas. As a result of Mr. Levchin’s extensive history with and knowledge of Yelp, he is able to provide valuable insight and help ensure that the Board and management act with a common purpose. In our view, having a Chairman far removed from management would have the potential to give rise to divided leadership, which could interfere with good decision making or weaken our ability to develop and implement strategy. Instead, we believe that Mr. Levchin’s history with the Company makes him best positioned to act as a bridge between management and the Board, facilitating the regular flow of information and implementation of our strategic initiatives and business plans.

     While the Board believes that Mr. Levchin’s service as Chairman is appropriate and in the best interests of the Company and our stockholders, it determined that it would be beneficial to have a Lead Independent Director as well to reinforce the independence of the Board in its oversight of our business and affairs. In particular, the Board believes that having a Lead Independent Director to complement a Chairman with an extensive history with the Company helps foster an environment that is conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. Accordingly, the Board appointed Mr. Anderson, an independent director with deep technology and financial experience, as Lead Independent Director in November 2011. Under our Bylaws and Corporate Governance Guidelines, the Lead Independent Director has authority, among other things, to establish meeting agendas with the Chairman, preside over and establish agendas for executive sessions of the independent directors and preside over any portions of meetings of the Board at which (i) the evaluation or compensation of the Chief Executive Officer is presented or discussed and (ii) the performance of the Board is presented or discussed.

     Together, our Chairman and Lead Independent Director have substantial ability to shape the work of the Board. The Board believes that Mr. Levchin’s tenure with and knowledge of Yelp, combined with Mr. Anderson’s significant experience on the boards of directors of other public and private technology companies at various stages of development, enhances the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

     Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”

     The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the Lead Independent Director, majority-independent Board and independent Board committees provide a well-functioning and effective balance to an experienced Chairman and the members of our executive management on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

     The Audit Committee of the Board, or the Audit Committee, has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

     Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.

     The Compensation Committee of the Board, or the Compensation Committee, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”

     Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as appropriate.

Meetings of The Board

     The Board met five times during 2013. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board

     The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for the year ended December 31, 2013 for each of the Board committees:

Name	Audit		Compensation	Nominating
Max Levchin
Fred Anderson		(1)(2)
Peter Fenton
Robert Gibbs		(1)
Diane Irvine
Jeremy Levine				(3)
Keith Rabois		(2)		(3)
Total meetings in 2013	11		7	2
____________________

Committee Chairperson

Committee Member

(1)	Mr. Anderson resigned from the Audit Committee, and the Board appointed Mr. Gibbs to the Audit Committee, effective February 28, 2013.

(2)	Mr. Rabois resigned from the Audit Committee, and the Board re-appointed Mr. Anderson to the Audit Committee replacing Mr. Rabois, effective June 5, 2013.

(3)	Mr. Rabois resigned from the Nominating Committee in connection with his resignation from the Board on January 17, 2014. The Board subsequently designated Mr. Levine as Chair of the Nominating Committee and appointed Ms. Naficy as a member of the Nominating Committee.

     Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Yelp.

Audit Committee

     The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:

  reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

  evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

  monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

  reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”;

  conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

  considering and approving or disapproving all related-party transactions;

  reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

  conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

  establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

     The Audit Committee is currently composed of three directors, Ms. Irvine and Messrs. Anderson and Gibbs, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Exchange Act). Mr. Anderson served on the Audit Committee until February 28, 2013, when he resigned in connection with the expiration of the Audit Committee independence phase-in period available for newly listed companies. At that time, Mr. Anderson did not meet the definition of independence for Audit Committee members under Rule 10A-3(b)(1) due to his beneficial ownership of a significant percentage of our capital stock. The Board appointed Mr. Gibbs to replace Mr. Anderson effective on February 28, 2013. On June 5, 2013, following the disposition of certain shares beneficially owned by Mr. Anderson, the Board determined that he met the definition of independence for Audit Committee members under Rule 10A-3(b)(1) and re-appointed him to the Audit Committee to replace Mr. Rabois, who resigned from the Audit Committee at that time.

     The Board has also determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s level of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chair of the Audit Committee.

     The Audit Committee has adopted a written charter that is available to stockholders on our website at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-govhighlights.

Audit Committee Report(1)

     The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,
The Audit Committee of the Board of Directors

Diane Irvine, Chair
Fred Anderson
Robert Gibbs
____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

     The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:

  determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;

  reviewing and recommending to the full Board the compensation of our directors;

  evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

  establishing policies with respect to equity compensation arrangements;

  reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

  reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

     Our Compensation Committee is currently composed of two directors, Messrs. Fenton and Anderson, each of whom the Board has determined to be independent under the NYSE listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Fenton is the Chair of the Compensation Committee.

     The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-govhighlights. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.

     The specific determinations of the Compensation Committee with respect to executive compensation for 2013 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

     The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:

  reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;

  interviewing, evaluating, nominating and recommending individuals for membership on our Board;

  reviewing and recommending to our Board any amendments to our corporate governance policies; and

  reviewing and assessing, at least annually, the performance of the Nominating Committee and the adequacy of its charter.

     The Nominating Committee is currently composed of three directors, Messrs. Levine and Levchin and Ms. Naficy, each of whom the Board has determined to be independent under the NYSE listing standards. Mr. Levine is the Chair of the Nominating Committee. Mr. Rabois served as the Chair of the Nominating Committee until January 17, 2014, when he resigned from the Nominating Committee and the Board. The Board appointed Ms. Naficy to replace Mr. Rabois on March 5, 2014.

     The Nominating Committee has adopted a written charter that is available to stockholders on our website at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-govhighlights.

     The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to represent rigorously the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

     In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.

     To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

     At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board

     Stockholders, and any other security holders of the Company or other interested parties, may communicate with our Board at the following address:

The Board of Directors
c/o Corporate Secretary
Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

     Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Code of Ethics

     Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-govhighlights. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

     In January 2012, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to help ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charter of each committee of the Board, may be viewed at http://www.yelp-ir.com/phoenix.zhtml?c=250809&p=irol-govhighlights.

Director Compensation

     The following table shows, for the year ended December 31, 2013, certain information with respect to the compensation of each of our non-employee directors.

Director Compensation for the Year Ended December 31, 2013

	Fees Earned or	Option Awards
Name	Paid in Cash ($)	($)(1)(2)(3)	Total ($)
Robert Gibbs	24,583	194,548	219,131
Diane Irvine	30,000	194,548	224,548
Keith Rabois	30,000	194,548	224,548
____________________

(1)	The amount in this column represents the aggregate grant date fair value of a stock option award granted during the year ended December 31, 2013 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 11, “Stockholders’ Equity (Deficit)” in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	In connection with our 2013 Annual Meeting of Stockholders, Ms. Irvine and Messrs. Gibbs and Rabois were each granted an option to purchase 10,000 shares of Class A Common Stock at an exercise price of $34.77 on June 28, 2013. The shares underlying each such option vest in equal monthly installments over four years following the date of grant.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2013 was as follows: (i) 35,000 shares of Class A Common Stock for Mr. Gibbs; (ii) 10,000 shares of Class A Common Stock and 25,000 shares of Class B Common Stock for Ms. Irvine; and (iii) 10,000 shares of Class A Common Stock for Mr. Rabois. No other non-employee director held stock options as of December 31, 2013.

Director Compensation Arrangements

     We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Neither of our employee directors receives additional compensation for his service on the Board. In addition, given the value of the investments made by funds affiliated with certain of our non-employee directors, as well as the internal policies of certain of those funds, we have not historically provided non-employee directors who are affiliated with an institutional or venture investor of the Company with compensation for their service on the Board. However, recognizing that our venture investors have substantially disposed of their holdings of Yelp stock, the Board expects to revisit this policy in 2014. Under our current policy, Ms. Irvine, Ms. Naficy and Mr. Gibbs are eligible to receive compensation for their Board and Board committee services.

     Cash Compensation. We currently provide the following cash compensation for Board and Board committee services, as applicable, to non-employee directors who are not affiliated with an institutional or venture investor of the Company:

  $20,000 per year for service as a Board member;

  $10,000 per year for service as the chair of the Audit Committee or Compensation Committee;

  $5,000 per year for service as a member of the Audit Committee or Compensation Committee (other than as chair) or chair of any other committee; and

  $2,500 per year for service as a member of any other committee (other than as chair).

     Equity Compensation. Each non-employee director who is not affiliated with an institutional or venture investor of the Company is also currently entitled to receive an option to purchase 10,000 shares of our Class A Common Stock every other year on the date of our annual meeting of stockholders. Each such option will vest in equal monthly installments over four years following the date of grant. In addition, any new chair of the Audit Committee (if a new director) will also receive an option grant of 25,000 shares of Class A Common Stock. The option will vest over four years, with 25% vesting on the one-year anniversary of the date of grant and the remainder vesting on a monthly basis thereafter. We grant stock options with an exercise price not less than the fair market value of our Class A Common Stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information.

Proposal No. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements beginning with our financial statements for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

     The following table represents aggregate fees billed to us for the years ended December 31, 2013 and 2012 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2013	2012
	(in thousands)
Audit Fees(1)	$1,366	$1,299
Audit-related Fees(2)	204	—
Tax Fees(3)	85	56
All Other Fees(4)	—	—
Total Fees	$1,655	$1,355
____________________

(1)	Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements, services in connection with our Registration Statement on Form S-1 related to our IPO and services in connection with the statutory and regulatory filings or engagements for those fiscal years. For the year ended December 31, 2012, audit fees included $12,248 billed in connection with our acquisition of Qype GmbH, a Germany-based reviews website we acquired in the fourth quarter of 2012.

(2)	Audit-related Fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees are fees billed for tax compliance, advice and planning.

(4)	All Other Fees are fees for products and services other than the services described above. No other fees were billed in 2012 or 2013.

     All fees described above were pre-approved by the Audit Committee.

     In connection with the audit of our 2013 financial statements, we entered into certain engagement agreements with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. These agreements are subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant interim pre-approvals of audit services; provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.

     The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Required Vote

     The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

The Board Recommends
A Vote In Favor Of Proposal No. 2

Proposal No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     At the 2013 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

     Our executive compensation program emphasizes teamwork and long-term value creation through a philosophy of maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary and excessive risk taking. Consistent with this philosophy, the Compensation Committee has designed an executive compensation program that we believe has been effective at achieving its objectives of:

  attracting and retaining talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

  motivating these executive officers to achieve our business objectives;

  aligning the interests of our executive officers with those of our stockholders; and

  promoting teamwork while also recognizing the role that each executive plays in our success.

     As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” equity compensation continued to be the principal component of our executive compensation program in 2013. Equity awards to our named executive officers directly link the most substantial component of their compensation to the long-term success of our business and generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. In 2013, for example, our Compensation Committee approved substantial equity awards to our executive officers with back-loaded four-year vesting schedules, thereby providing a meaningful opportunity for reward based on the creation of long-term stockholder value as well as incentivizing long-term retention.

     We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging our executives to assume excessive risks. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosure included in this Proxy Statement for additional details about our executive compensation program.

     The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

     Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

     Advisory approval of this Proposal No. 3 requires the vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote will be at the 2015 Annual Meeting of Stockholders.

The Board Recommends
A Vote In Favor Of Proposal No. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our capital stock as of March 1, 2014 by:

  each director and nominee for director;

  each of the executive officers named in the Summary Compensation Table;

  all executive officers and directors of Yelp as a group; and

  all those known by us to be beneficial owners of more than five percent of our Class A Common Stock or Class B Common Stock.

     Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 1, 2014. Applicable percentages are based on 60,747,411 shares of Class A Common Stock and 10,646,826 shares of Class B Common Stock outstanding on March 1, 2014. Shares subject to options currently exercisable or exercisable within 60 days of March 1, 2014 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

     This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

	Class A Common Stock		Class B Common Stock†		Percent of
	Number of	Percent of	Number of	Percent of	Total Voting
Beneficial Owner	Shares	Total	Shares	Total	Power‡
Principal Stockholders

Jeremy Stoppelman(1)	129,166	* %	5,917,909	49.8%	33.0%
Max Levchin(2)	—	*	4,696,794	44.1	28.1
Geoff Donaker(3)	109,166	*	1,184,900	10.3	6.8
BlackRock, Inc.(4)	6,673,822	11.0	—	*	4.0
The Vanguard Group, Inc.(5)	3,222,329	5.3	—	*	1.9

Named Executive Officers and Directors

Jeremy Stoppelman(1)	129,166	*	5,917,909	49.8	33.0
Geoff Donaker(3)	109,166	*	1,184,900	10.3	6.8
Rob Krolik(6)	16,500	*	102,305	1.0	*
Joseph Nachman(7)	29,333	*	87,454	*	*
Laurence Wilson(8)	49,333	*	139,673	1.3	*
Fred Anderson(9)	—	*	225,809	2.1	1.4
Peter Fenton(10)	140,748	*	—	*	*
Robert Gibbs(7)	14,062	*	—	*	*
Diane Irvine(11)	4,583	*	15,104	*	*
Max Levchin(2)	—	*	4,696,794	44.1	28.1
Jeremy Levine	98,412	*	—	*	*
Mariam Naficy	—	*	—	*	*
All executive officers and directors as a
group (12 persons)(12)	10,487,454	17.2	12,369,948	95.2	70.3

____________________

†

Shares of Class B Common Stock are convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis, such that each holder of shares of Class B Common Stock beneficially owns an equivalent number of shares of Class A Common Stock.

‡

Percentage total voting power represents voting power with respect to all shares of our Class A and Class B Common Stock, voting as a single class. Each share of Class A Common Stock will be entitled to one vote per share and each share of Class B Common Stock will be entitled to ten votes per share. The Class A Common Stock and Class B Common Stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may otherwise be required by law.

*	Less than one percent.

(1)	Consists of (a) 4,674,510 shares of Class B Common Stock held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 129,166 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (c) 1,243,399 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(2)	Consists of (a) 2,005,037 shares of Class B Common Stock held directly by Mr. Levchin and (b) 2,691,757 shares of Class B Common Stock held by PENSCO Trust Company FBO Max Levchin Roth IRA, over which Mr. Levchin retains voting and dispositive power.

(3)	Consists of (a) 342,708 shares of Class B Common Stock held by Mr. Donaker’s family trust, over which Mr. Donaker exercises voting and dispositive control, (b) 109,166 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (c) 842,192 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(4)	Based on information contained in a Schedule 13G filed with the SEC on January 10, 2014, BlackRock, Inc. (“BlackRock”) has sole investment power over the shares, and sole voting power over 5,614,807 of the shares. The shares are held by BlackRock and its subsidiaries on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one person’s interest in the shares is more than five percent of our outstanding common stock. The Schedule 13G filed by BlackRock provides information only as of December 31, 2013, and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2013 and March 1, 2014. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2014, the Vanguard Group, Inc. (“Vanguard”), an investment advisor, has sole voting power over 57,997 shares, sole dispositive power over 3,168,232 shares and shared dispositive power over 54,097 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, beneficially owns 54,097 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, beneficially owns 3,900 shares as a result of its serving as investment manager of Australian investment offerings. The Schedule 13G filed by Vanguard provides information only as of December 31, 2013, and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2013 and March 1, 2014. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Consists of (a) 80,743 shares of Class B Common Stock, 53,784 of which were subject to a right of repurchase held by the Company as of the date 60 days after March 1, 2014, (b) 16,500 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (c) 21,562 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(7)	Consists of shares issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(8)	Consists of (a) 20,000 shares of Class A Common Stock, (b) 3,383 shares of Class B Common Stock, (c) 29,333 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (d) 136,290 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(9)	Consists of (a) 225,773 shares of Class B Common Stock held by Elevation Partners, L.P. (“Elevation Partners”) and (b) 36 shares of Class B Common Stock held by Elevation Employee Side Fund, LLC (“Side Fund”). Mr. Anderson is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Mr. Anderson is also a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As a manager of Elevation LLC and Elevation Management, Mr. Anderson may be deemed to beneficially own any shares of our capital stock deemed beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our capital stock deemed beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our capital stock deemed to be beneficially owned by Side Fund. Mr. Anderson shares voting and dispositive power over the shares held by Elevation Partners and Side Fund, and disclaims beneficial ownership of shares held by Elevation Partners and Side Fund except to the extent of his pecuniary interest therein.

(10)	Consists of shares of Class A Common Stock held by Mr. Fenton’s family trust, over which Mr. Fenton exercises voting and dispositive control.

(11)	Consists of (a) 2,500 shares of Class A Common Stock, (b) 2,083 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (c) 15,104 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

(12)	Consists of (a) 10,157,811 shares of Class A Common Stock, (b) 10,023,947 shares of Class B Common Stock, 53,784 of which were subject to a right of repurchase held by the Company as of the date 60 days after March 1, 2014, (c) 329,643 shares of Class A Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014 and (d) 2,346,001 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days of March 1, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, except that one report was filed late by each of Messrs. Krolik, Levchin and Stoppelman due to an administrative error.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2013. Information is included for the Yelp Inc. Amended and Restated 2005 Equity Incentive Plan, or the 2005 Plan, Yelp Inc. 2011 Equity Incentive Plan, or the 2011 Plan, Yelp Inc. 2012 Equity Incentive Plan, as amended, or the 2012 Plan, and Yelp Inc. 2012 Employee Stock Purchase Plan, or 2012 ESPP, each of which was in effect as of December 31, 2013 and was adopted with the approval of our stockholders.

		Shares of		Shares of Common
		Common Stock to	Weighted-	Stock Available for
		be Issued Upon	Average Exercise	Future Issuance Under
		Exercise of	Price of	Equity Compensation
		Outstanding	Outstanding	Plans (Excluding
	Class of	Options and	Options and	Securities Reflected in
Plan Category	Common Stock	Rights (a)	Rights (b)(1)	Column (a)) (c)
Equity compensation plans	Class A
approved by stockholders		6,415,009 (2)	$22.41	4,764,505 (4)
Equity compensation plans	Class B
approved by stockholders		5,114,654 (3)	7.16	—

Total	Class A and Class B	11,529,663	$9.34	4,764,505
____________________

(1)	The weighted average exercise price excludes restricted stock unit awards, which have no exercise price.

(2)	Consists of options to purchase a total of 5,984,496 shares of Class A Common Stock and 430,513 shares of our Class A Common Stock subject to restricted stock unit awards under our 2012 Plan. Excludes purchase rights currently accruing under our 2012 ESPP. Offering periods under the 2012 ESPP are 24-month periods, which are comprised of four six-month purchase periods. Eligible employees may purchase shares of our Class A Common Stock at a price equal to the 85% of the lower of the fair market value of our Class A Common Stock at the beginning of each offering period or the end of each semi-annual purchase period.

(3)	Consists of options to purchase 906,315 shares of Class B Common Stock under our 2011 Plan and options to purchase 4,208,339 shares of Class B Common Stock under our 2005 Plan. Shares of Class B Common Stock are convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(4)	Consists of 2,526,300 shares of Class A Common Stock reserved for issuance under the 2012 Plan and 2,238,205 shares of Class A Common Stock reserved under the 2012 ESPP.

The number of shares of our Class A Common Stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 2,834,979 shares of Class A Common Stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2014.

The number of shares of our Class A Common Stock reserved for issuance under our 2012 ESPP will increase automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of Class A Common Stock; or (c) such lesser number as determined by the Board. The Board determined not to increase the number of shares reserved for issuance under the 2012 ESPP on January 1, 2014.

EXECUTIVE OFFICERS

     The names, ages and certain other information concerning our executive officers as of March 24, 2014 are set forth below.

Name	Age	Position Held With the Company
Jeremy Stoppelman	36	Co-Founder and Chief Executive Officer
Rob Krolik	45	Chief Financial Officer
Geoff Donaker	41	Chief Operating Officer
Joseph (“Jed”) Nachman	41	Senior Vice President of Revenue
Laurence Wilson	41	Senior Vice President, Legal and User Operations, General Counsel and Secretary

     Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

     Rob Krolik has served as our Chief Financial Officer since July 2011. Prior to joining us, Mr. Krolik served as Chief Financial Officer of Move, Inc., an online real estate company, from July 2009 to August 2011. Prior to Move, Mr. Krolik served in several roles, the most recent as Vice President, Global Finance Operations at eBay from September 2005 to July 2009. Prior to eBay, Mr. Krolik served as Vice President of Finance at Shopping.com, Inc., a price comparison service company, from September 2004 to September 2005, when it was acquired by eBay. Prior to Shopping.com, Mr. Krolik held management roles at DigitalThink, Inc., an online learning company, from March 2002 to May 2004, most recently as its Chief Financial Officer. Mr. Krolik holds a B.B.A. from the University of Texas at Austin and is a certified public accountant (inactive).

     Geoff Donaker. Biographical information regarding Mr. Donaker is set forth under “Proposal No. 1—Election of Directors.”

     Jed Nachman has served as our Senior Vice President of Revenue since September 2011 and served as our Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles for Yahoo! Inc. from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

     Laurence Wilson has served as our General Counsel and Secretary since November 2007 and our Senior Vice President, Legal and User Operations since September 2013. Prior to joining us, Mr. Wilson served as Vice President of Legal and Business Development for Xoom Corporation from January 2004 to October 2007. Previously, Mr. Wilson began his legal career with Claremont Partners, Inc., a health care solutions company, from March 2002 to January 2004. He received a B.A. in History from the University of California, San Diego and his J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Our compensation discussion and analysis discusses the total compensation for:

  Jeremy Stoppelman, our Chief Executive Officer;

  Rob Krolik, our Chief Financial Officer;

  Geoff Donaker, our Chief Operating Officer;

  Jed Nachman, our Senior Vice President of Revenue; and

  Laurence Wilson, our Senior Vice President, Legal and User Operations, General Counsel and Secretary.

     We refer to these executive officers collectively as our “named executive officers.” Our compensation discussion and analysis provides an overview of the philosophy, objectives and design of our executive compensation program. In addition, we explain the Compensation Committee’s compensation-setting process and decisions regarding compensation for each of our named executive officers in 2013. The compensation provided to our named executive officers for 2013 is set forth in detail in the Summary Compensation Table and other tables under “Executive Compensation,” as well as the accompanying footnotes and narratives relating to those tables.

Executive Summary

     During 2013, we continued to transform the way people discover great local businesses through growth in our existing markets, expansion into new geographic markets and expansion of the scope and content on our platform. We also enhanced our monetization opportunities by expanding our portfolio of revenue-generating products and selling our products into new markets. Highlights of our company performance in 2013 include:

  we generated net revenue of $233.0 million, representing 69% growth over 2012;

  cumulative reviews grew 47% year over year to approximately 53 million at the end of 2013;

  we continued to enhance the mobile experience by adding the ability for contributors to write and publish reviews on their mobile devices, as well as updating our “Nearby” feature to provide personalized suggestions;

  we expanded into 20 new Yelp markets globally and sold our advertising products internationally in the United Kingdom, France, Germany, Spain and Canada;

  we accelerated our European expansion through the migration of content from Qype GmbH, a Germany-based reviews website we acquired in 2012, to the Yelp platform;

  we introduced our content on new platforms and distribution channels, including through the Pebble Smartwatch and Kindle Fire HDX;

  we launched the Yelp Platform, which allows consumers to have a continuous experience from the discovery of great local businesses through completion of transactions such as ordering food for pickup or delivery; and

  we added an easy way for users to book online reservations at local restaurants and bars through our acquisition of SeatMe, Inc., a web- and app-based reservation solution.

     Our Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives, reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging them to assume excessive risks. Highlights of our executive compensation program for 2013 include:

  Our Compensation Committee approved, following their request, a nominal base salary of $1.00 for Messrs. Stoppelman and Donaker.

  Our Compensation Committee increased the base salaries of Messrs. Krolik and Wilson to bring their cash compensation to a more market-competitive level.

  Equity compensation remained the principal component of our executive compensation program. After reviewing their existing equity opportunities, our Compensation Committee granted each executive officer a new stock option, with vesting over four years to provide long-term performance and retention incentives.

  Messrs. Stoppelman and Donaker each also received an additional smaller stock option grant with a two-year vesting schedule to provide a medium-term incentive in the absence of meaningful cash compensation.

  We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation. Our executive officers are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.

  Our Compensation Committee utilizes an independent compensation consultant to provide market data and engage in ongoing review of our executive compensation programs. These inputs and data serve solely as guidelines to our Compensation Committee in determining the components of our executive compensation program and the amount of each component awarded to our executive officers.

  We offer reasonable and customary change in control and severance benefits to our executive officers, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary + cash bonus amount, if any) at the time of termination. We do not provide excise tax reimbursements or “gross-ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.

  We provide few fringe benefits to our executive officers and generally do not offer access to car allowances, financial planning advice or club memberships, and perquisites and benefits offered to our executive officers do not generally differ from those that are provided on a broad basis to our employees. However, our Compensation Committee approved the payment of certain parking fees and health insurance premiums for Messrs. Stoppelman and Donaker in connection with the reduction of their salaries to a nominal amount.

     We conducted our first advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, last year at our 2013 Annual Meeting of Stockholders. At the 2013 Annual Meeting, over 99% of the votes affirmatively cast voted in favor of approving the compensation of our named executive officers. Our Board and Compensation Committee value the opinions of the stockholders in this matter, and our Board has resolved that we will hold advisory votes on executive compensation annually going forward.

Executive Compensation Philosophy, Objectives and Design

     Philosophy. We operate in a rapidly evolving market. To succeed in this environment, we must continually refine our business model, increase our traffic and revenue, manage the effectiveness of our advertising solutions and attract new advertising clients, develop and update our technology infrastructure and deploy new functions and products, expand our business in new and existing markets, both domestic and international, and partner with other companies.

     To achieve these business objectives, we need to attract and retain a highly talented team of executives. We expect our team to possess and demonstrate strong leadership and management capabilities, as well as foster our company culture, which is at the foundation of our success and remains a pivotal part of our everyday operations. We believe the best way to accomplish this through our compensation program is to emphasize teamwork and long-term value creation through a philosophy of:

  maintaining internal pay equity – that is, the compensation paid to each executive should reflect the importance of his role as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork;

  tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and

  establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary and excessive risk taking.

     Objectives. Our executive compensation program is designed to achieve the following objectives:

  attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

  motivate these executive officers to achieve our business objectives;

  align the interests of our executive officers with those of our stockholders; and

  promote teamwork while also recognizing the role each executive plays in our success.

     Design. The total compensation package for our executive team generally consists of a base salary, grants under our equity incentive compensation plans and limited severance and change in control benefits. We do not generally offer cash bonus opportunities to our executive officers, as we believe that providing meaningful equity opportunities motivates our executive officers to drive long-term value creation while conserving cash. Compensation is typically weighted towards equity, including stock options, with limited cash compensation. Our Compensation Committee believes making equity awards a key component of executive compensation focuses the executive team on the achievement of our strategic and financial goals, thereby aligning their interests with those of our stockholders.

     We provide a base salary to compensate employees for their day-to-day responsibilities, at levels that we feel are necessary to attract and retain executive talent. We have also provided limited severance and change in control benefits to allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in a disruption in their employment.

     We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below. Our Compensation Committee continues to evaluate our philosophy, objectives and design as circumstances require. Our Compensation Committee generally reviews compensation on an annual basis.

Compensation Setting Process

     Role of our Compensation Committee. Since its formation in November 2011, our Compensation Committee has been primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs and determining specific executive compensation.

     In the first and fourth quarters of 2013, our Compensation Committee conducted a review of our executive compensation program and related policies and practices for 2013 and 2014, respectively. As part of this review, and in making individual compensation decisions for 2013 and 2014, our Compensation Committee considered the philosophy and objectives outlined above, together with one or more of the following factors, as discussed in greater detail below:

  the experiences and individual knowledge of the members of our Compensation Committee regarding executive compensation, as we believe this approach helps us compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

  the recommendations of our executive management, including Mr. Stoppelman;

  corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

  solely as a guide and not as a determinative factor, various market data presented by Compensia, our Compensation Committee’s independent compensation consultant, to ensure that the compensation of our executive officers remains competitive and that we are meeting our retention objectives;

  each executive’s existing equity awards and stock holdings; and

  the potential dilutive effect of equity awards on our stockholders.

     Our Compensation Committee generally evaluates our executive compensation programs annually. In addition, our Compensation Committee’s charter, which outlines the specific authority and responsibilities of our Compensation Committee, is periodically reviewed and revised by our Board and Compensation Committee.

     Role of Management. Our Compensation Committee works closely with members of our executive management, and our Chief Financial Officer in particular, to manage our executive compensation program, including reviewing existing compensation for adjustment (as needed) and establishing new hire packages. Our finance and human resources departments works with our Chief Financial Officer to gather financial and operational data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current cash constraints, each executive’s current equity award holdings, shares available for grant under our equity plans and Company and individual accomplishments, as appropriate — that management reviews in making its recommendations.

     From time to time, our Chief Financial Officer and other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither Mr. Stoppelman nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final determinations regarding the amount of any component of his own compensation package or of any other executive officer’s compensation package.

     Say-on-Pay Vote in 2013. We held an advisory vote on the compensation of our named executive officers in 2013, and expect to hold such a vote every year. Our Compensation Committee considers the views of our stockholders as expressed in the outcome of each such advisory vote in determining executive compensation levels. At our 2013 Annual Meeting of Stockholders, over 99% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. Our Compensation Committee viewed the results of this vote as broad general stockholder support for our executive compensation program. Based on this result and its ongoing review of our compensation practices, our Compensation Committee believes that our executive compensation program has been effective in implementing our compensation philosophy and objectives. Accordingly, our Compensation Committee determined not to make any significant changes to our executive compensation program for 2014. Nevertheless, our Compensation Committee recognizes that pay practices continue to evolve, and so will continue to refine our executive compensation program in its ongoing effort to ensure that our executive compensation reflects our compensation philosophy and objectives, as well as supports long-term value creation and our company culture.

     Role of Compensation Consultant and Use of Market Data. Our executive compensation program is designed to attract and retain talented and experienced executive officers in an extremely competitive market. As a result, our Compensation Committee believes that it is important to be informed as to the current practices of comparable public companies with which we compete for top talent. To that end, our Compensation Committee typically reviews the executive compensation practices of a public company peer group as a comparative framework for our executive compensation program.

     Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities. In January 2013, our Compensation Committee engaged Compensia to provide executive compensation advisory services in preparation for its annual evaluation of our pay practices. These services included recommending a peer company group and providing a compensation analysis consisting of data from these companies’ most recent publicly available compensation disclosures.

     Based on Compensia’s recommendations, our Compensation Committee approved a peer company group for 2013 consisting of the publicly traded companies set forth below. These companies are generally in the Internet software and services or application and systems software industries with annual revenues of between approximately $100 million and $380 million and market capitalizations of between approximately $600 million and $4.8 billion as of January 16, 2013. The peer group companies also have annual revenue growth of approximately 10% or greater and market capitalizations at least two times their annual revenue.

Angie’s List, Inc.	Jive Software, Inc.	Qlik Technologies Inc.
Cornerstone OnDemand, Inc.	LivePerson, Inc.	RealPage, Inc.
Demand Media, Inc.	LogMeIn, Inc.	SolarWinds, Inc.
Financial Engines, Inc.	NetSuite Inc.	TiVo Inc.
HomeAway, Inc.	OpenTable, Inc.	Zillow, Inc.
j2 Global, Inc.	Pandora Media, Inc.

     Compensia provided a compensation analysis to the Compensation Committee, which included equity grant guidelines based on equity award data from these peer group companies’ most recent publicly available disclosures as of January 2013. In determining equity award levels for 2013, our Compensation Committee reviewed this analysis to obtain a general understanding of the current equity compensation packages offered by the companies with whom we compete for talent, but did not benchmark to any particular level.

     Our Compensation Committee reviews and updates our peer company group periodically to ensure that it continues to reflect appropriately the market in which we compete for talented executives. In this regard, our Compensation Committee engaged Compensia again in September 2013 to recommend updates to the peer company group and to conduct a new assessment comparing the compensation of our executive management team to compensation for similarly situated executives at such peer group companies. In developing the revised peer company group, Compensia recommended companies generally in the Internet software and services or application and systems software industries with revenues of between approximately $90 million and $410 million over the previous four quarters and market capitalizations of between approximately $1 billion and $6.7 billion as of October 1, 2013. Compensia also focused on companies with annual revenue growth of greater than 10% and market capitalizations at least five times their revenue. Based on these parameters, Compensia recommended, and our Compensation Committee approved, the following peer company group:

Angie’s List, Inc.	Infoblox Inc.	SolarWinds, Inc.
Cornerstone OnDemand, Inc.	NetSuite Inc.	Splunk Inc.
CoStar Group, Inc.	OpenTable, Inc.	SPS Commerce, Inc.
Demandware, Inc.	Proofpoint, Inc.	The Ultimate Software Group, Inc.
Financial Engines, Inc.	RealPage, Inc.	Trulia, Inc.
HomeAway, Inc.	ServiceNow, Inc.	Zillow, Inc.
Imperva, Inc.	Shutterstock, Inc.

     In December 2013, Compensia provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for each of our named executive officers, as well as an overview of market trends. Compensia based its analysis on market data for the revised peer group companies, supplemented by market data for certain companies with similar financial and industry profiles to us published in the Radford Technology Survey. Because market data for directly comparable positions to each of our named executive officers is not available for each of our peer group companies, our Compensation Committee determined that this supplementary market data would enhance the relevance of Compensia’s analyses. The additional companies consisted of both public and private companies, generally in the Internet and software industries, with revenues of between approximately $115 million and $800 million over the previous four quarters and market capitalizations of between approximately $1 billion and $13 billion as of November 1, 2013. In addition, as a secondary reference point, the analysis provided market data for companies that are too large to be included as peer group companies, but that are considered key talent competitors. All cash compensation data used in the analysis also reflected a 3% upward adjustment from the compensation levels disclosed by such companies, which Compensia applied to update the data for 2014. Compensia based this adjustment factor on published trends and its experience in analyzing compensation trends. Our Compensation Committee reviewed Compensia’s analysis and market data in its evaluation of our executive compensation program for 2014, but did not benchmark to any particular level.

     From time to time, Compensia representatives attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. In the future, we expect that our Compensation Committee will continue to seek the advice of independent executive compensation consultants to ensure the alignment of our executive compensation program with our strategy and competitive marketplace practices. When appropriate, our Compensation Committee may supplement publicly available data with relevant published survey sources, such as the Radford survey data described above.

     In March 2014, our Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) that Compensia does not provide any other services to us; (ii) the fees paid by us to Compensia represent less than one percent of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of Compensia or the individual compensation advisors employed by the firm with any of our executive officers; (v) the absence of any material business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) none of the individual compensation advisors employed by Compensia own any shares of our stock. Our Compensation Committee has determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our Compensation Committee has not created any conflict of interest and our Compensation Committee is satisfied with the independence of Compensia. Our Compensation Committee intends to continue to assess the independence of any of our compensation advisors by reference to the foregoing factors, consistent with applicable NYSE listing standards.

Executive Compensation Program Components

     Base Salary. We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a meaningful portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in light of the absence of a cash bonus opportunity for our executive officers.

     In setting initial salary levels and determining adjustments from year to year, our Compensation Committee may consider the executive’s anticipated responsibilities and individual experience, our Compensation Committee members’ experiences and knowledge in compensating similarly situated individuals at other companies, base salaries for similarly situated executives at our peer group companies, our then-current cash constraints, a general sense of internal pay equity among our executive officers and negotiations with the executive. Our Compensation Committee may also consider the impact of the value of the executive’s equity awards when setting or adjusting base salaries. Our Compensation Committee does not apply specific formulas in determining base salary increases.

     Our Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our executive officers annually. In the first quarter of 2013, the Compensation Committee reviewed our executive officers’ base salaries as part of its annual review of our executive compensation program.

     Jeremy Stoppelman and Geoff Donaker. In connection with our Compensation Committee’s annual review, Messrs. Stoppelman and Donaker requested that their respective base salaries be reduced to a nominal amount of $1.00 per year. Because we do not offer incentive cash compensation, under this proposed arrangement Messrs. Stoppelman and Donaker would not receive meaningful cash compensation. Although this would conserve our cash resources, in evaluating their request, our Compensation Committee considered whether such a skewed pay mix would encourage excessive or unnecessary risk-taking behavior. In particular, as significant stockholders, a large portion of Messrs. Stoppelman’s and Donaker’s personal wealth is tied directly to our stock price performance, potentially encouraging them to emphasize short-term performance at the expense of long-term value creation.

     Our Compensation Committee determined, however, that this potential risk would be effectively mitigated by the equity compensation awarded to Messrs. Stoppelman and Donaker. As discussed in greater detail under “Equity Compensation” below, their equity awards consist of stock options subject to staggered, long-term vesting schedules; accordingly, they realize value from their awards only through the long-term appreciation of our stock price, thereby mitigating the incentive for short-term risk taking. To further reduce this risk, our Compensation Committee granted Messrs. Stoppelman and Donaker supplemental equity awards as detailed below. In light of these determinations, our Compensation Committee approved the reduction in base salaries for Messrs. Stoppelman and Donaker, effective February 15, 2013.

     Rob Krolik and Laurence Wilson. In 2012, our Compensation Committee began the process of moving the cash compensation of our executive officers to more market-competitive levels. Reflecting its desire for internal pay equity among our named executive officers, it set each officer’s base salary at $300,000. While this base salary fell below the 25th percentile of target total cash compensation for 2013 at our peer group companies, our Compensation Committee expected that the process of bringing our executives’ cash compensation into closer alignment with market and competitive practices would extend over multiple years. In 2013, our Compensation Committee continued this process and approved base salary increases to $325,000 for each of Messrs. Krolik and Wilson, effective as of February 15, 2013, based on its discretionary judgment regarding appropriate compensation levels and experience compensating similarly situated executives at other peer companies.

     Jed Nachman. In April 2012, Mr. Nachman relocated his permanent residence from the San Francisco Bay Area to London, England to oversee the establishment of our first international sales office. In connection with his relocation, we seconded Mr. Nachman to our indirect wholly owned subsidiary Yelp UK Ltd. pursuant to a Secondment Agreement, dated as of April 25, 2012, by and between us and Mr. Nachman, or the Secondment Agreement. Mr. Nachman will continue to serve as our Senior Vice President of Revenue for the duration of his secondment, which is expected to last until May 2014.

     Under the Secondment Agreement, Mr. Nachman’s annual base salary was set at £187,126, which represents $300,000 converted at the 2011 mean exchange rate of $0.623753 to £1.00. Mr. Nachman also receives an annual cost of living adjustment of £78,593 under the Secondment Agreement, bringing his annual fixed compensation to £265,719. In addition, Mr. Nachman is entitled to certain other benefits under the Secondment Agreement, as described in “Employee Benefits” below.

     In connection with its annual compensation review, our Compensation Committee decided not to increase Mr. Nachman’s base salary for 2013 based on its determination that his existing cash compensation arrangements, together with the other benefits provided under the Secondment Agreement, appropriately met our motivation and retention goals through the end of his secondment. The actual amounts Mr. Nachman received during 2013 are set forth in the Summary Compensation Table.

	2012 Base	2013 Base	Percentage
Name	Salary	Salary	Increase
Jeremy Stoppelman	$300,000	$1	NA
Rob Krolik	$300,000	$325,000	8.33%
Geoff Donaker	$300,000	$1	NA
Jed Nachman	$300,000 *†	$300,000 *‡	0.00%
Laurence Wilson	$300,000	$325,000	8.33%
____________________

*	As converted to U.S. dollars. See above discussion and the Summary Compensation Table below.

†	Plus a cost of living adjustment equal to approximately $80,357, as converted to U.S. dollars. See the Summary Compensation Table below.

‡	Plus a cost of living adjustment equal to approximately $122,926, as converted to U.S. dollars. See the Summary Compensation Table below.

     2014 Base Salaries. In the fourth quarter of 2013, our Compensation Committee reviewed our executive officers’ base salaries as part of its annual review of our executive compensation program and decided not to make any changes for 2014. Our Compensation Committee determined that these officers’ existing base salaries, taken together with the other elements of their compensation, provided sufficient compensation for retention purposes. Although our executive officers’ cash compensation remain below the market-competitive level our Compensation Committee is ultimately targeting, our Compensation Committee concluded that, in light of the substantial equity awards made in 2013, their total compensation is adequate at present. In making this determination, our Compensation Committee used Compensia’s compensation analysis for 2014 as a reference point, but principally relied on the experience of its members in compensating executives at similarly situated companies.

     Incentive Cash Compensation. Historically, we have not offered incentive cash compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2013 and 2014 compensation, but decided not to offer incentive cash compensation opportunities to any executive officer at this time. Our Compensation Committee also elected not to pay any bonus compensation for 2013. Although our Compensation Committee recognized that incentive and bonus cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continues to believe that the equity compensation opportunities held by our executives provide sufficient motivation and retention incentives at this time. Our Compensation Committee also feels it is appropriate, given the broader economic environment, to conserve our cash resources and rely on base salary and equity compensation rather than incentive or bonus cash compensation.

     Equity Compensation. We have historically used options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders. We grant stock options with an exercise price not less than the fair market value of our Class A Common Stock on the date of grant, so these stock options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant. Typically, stock options granted to our executive officers vest over four years, allowing them to serve as an effective retention tool. However, in 2011, to induce Mr. Krolik to forego other opportunities and leave his then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization, we granted him a restricted stock award, which also vests over four years, allowing it to serve as an effective retention tool as well.

     In determining the form, size and material terms of executive equity awards, our Compensation Committee may consider, among other things, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, the need to attract and retain employees in the absence of a cash bonus program, recommendations of our executive management, equity awards to similarly situated executives at our peer group companies, individual accomplishments, any recent changes to the executive’s job duties, the executive officer’s existing equity award holdings (including the unvested portion of such awards), the retention implications of existing grants and our incentive goals, internal pay equity among our executive officers and market conditions.

     In the first quarter of 2013, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of each of our executive officers. In particular, our Compensation Committee noted that the substantial majority of shares subject to each officer’s outstanding equity awards would vest over the following two years. Based on this review, our Compensation Committee determined that our executive officers’ existing awards did not provide sufficient incentive opportunities or adequately meet our long-term retention goals. Accordingly, it granted each of our executive officers a new stock option covering the following number of shares of Class A Common Stock:

Shares Issuable
upon Exercise of
2013 Option
Name	Grants
Jeremy Stoppelman	575,000
Rob Krolik	220,000
Geoff Donaker	425,000
Jed Nachman	220,000
Laurence Wilson	220,000

     The size of these stock options reflects our Compensation Committee’s determination of the need to provide substantial equity opportunities to motivate our executive officers to achieve our business objectives in the absence of cash incentive opportunities. The awards also reflect our desire for pay equity, while recognizing the increasing responsibilities of our Chief Executive Officer and Chief Operating Officer during a period of anticipated high growth and rapid organizational expansion. In addition, the substantial size of the awards also takes into account our Compensation Committee’s recognition of the Company’s exceptional performance in 2012, both financially and against its business objectives. Although our Compensation Committee used the 2013 peer company group equity award data as a general guideline for Messrs. Stoppelman and Donaker, it primarily relied on its discretionary judgment regarding appropriate equity compensation opportunities and holdings in setting the award size for each of our executive officers.

     The shares underlying each option vest over four years, with 10% of the shares vesting monthly over the first year, 20% of the shares vesting monthly over the second year, 30% of the shares vesting monthly over the third year and 40% of the shares vesting monthly over the fourth year. With our executive officers’ existing equity awards substantially vesting over the following two years at the time of the grants, our Compensation Committee determined that this back-loaded vesting schedule, which is generally applicable to non-executive employee refresh equity awards as well, would appropriately address our long-term retention goals for our executive officers.

     As noted above, our Compensation Committee also awarded each of Messrs. Stoppelman and Donaker a second stock option covering 90,000 shares of our Class A Common Stock that vests monthly over the two years following the grant date. Using the 2013 peer group equity compensation market data solely as a reference, our Compensation Committee determined these awards would be appropriate to balance their lack of meaningful cash compensation. With their shorter vesting period and equal monthly vesting installments, our Compensation Committee designed these awards to provide a medium-term incentive linked to our stock performance.

     In connection with its review of our executive compensation programs in the fourth quarter of 2013, our Compensation Committee decided, using the 2014 compensation analysis as a general guideline, that each executive officer’s existing rights and opportunities would provide sufficient compensation opportunities and motivation through 2014. Our Compensation Committee noted that, as a result of the grants made in 2013, each executive officer held options covering a substantial number of unvested shares that generally would not fully vest for another three years. Accordingly, our Compensation Committee did not make any equity awards to our executive officers at that time.

     Post-Employment Compensation. In January 2012, our Compensation Committee approved our Executive Severance Benefit Plan, or the Severance Plan, which provides that our named executive officers are eligible to receive severance upon an involuntary termination without cause (including a constructive termination), subject to signing a release of claims and compliance with continuing obligations of confidentiality. The Severance Plan did not have any effect on pre-existing equity acceleration provisions. For a summary of the equity acceleration provisions and the material terms and conditions of the Severance Plan, see “—Compensation Plans and Arrangements—Severance Arrangements” below.

     Our Compensation Committee believes, based on the experiences of its members, that such severance benefits are reasonable and encourage our executives to work to maximize stockholder value. Our Compensation Committee has also determined that the limited benefits upon an involuntary termination not in connection with a change in control provided for in the Severance Plan are appropriate to encourage our executives to remain with us, particularly in light of our dual-class capital structure, which makes a change in control transaction less likely.

     Employee Benefits. We provide standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which did not include a company match or discretionary contribution during 2013. However, beginning in the first quarter of 2014, we have offered a company match of up to $1,000 per year per employee, including our executive officers. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, in 2013, The Yelp Foundation, a non-profit organization established by the Board in November 2011, offered to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee contribution. Each of our executive officers participated in this matching program as detailed in the notes to the Summary Compensation Table below.

     We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, in connection with the reduction of Messrs. Stoppelman’s and Donaker’s base salaries to a nominal amount in 2013, our Compensation Committee approved payment of their monthly parking fees. Our Compensation Committee also approved payment of the portion of Mr. Donaker’s health insurance premium that ordinarily would have been deducted from his paycheck (under our standard practices, we already covered Mr. Stoppelman’s entire premium). The actual amounts received by Messrs. Stoppelman and Donaker in 2013 are set forth in the Summary Compensation Table below.

     Similarly, under the Secondment Agreement, Mr. Nachman is entitled to (i) four roundtrip plane tickets every 12 months during his secondment to any location of his choosing for his personal use, up to a maximum of $1,500 per ticket; (ii) moving cost reimbursements up to $9,000 in 2014 if and when he returns to the San Francisco Bay Area upon completion of his secondment and provided he remains employed by us; and (iv) a stipend of £100 per month to cover gym and transit costs. In addition, we provide Mr. Nachman with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Mr. Nachman by reason of his secondment to ensure his tax burden during his secondment is approximately the same as it would have been had he remained in the United States — and pay for the preparation of required tax returns and tax equalization settlement calculations during his secondment. Although the final terms of Mr. Nachman’s compensation during his secondment were the result of individual negotiations with him, they generally reflect benefits we typically provide to employees we request to relocate abroad. The actual amounts Mr. Nachman received during 2012 and 2013 are set forth in the Summary Compensation Table below.

Other Compensation Policies

     Stock Ownership Guidelines. We have not set specific equity ownership guidelines. However, we encourage our executive officers to hold a significant equity interest in our stock, and, as detailed in “Security Ownership of Certain Beneficial Owners and Management,” our executive officers collectively beneficially own approximately 10.5% of our stock.

     Equity Grant Policy. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information. We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that the date for equity awards approved by written consent will generally be either the 15th or last business day of the month in which the consent is effective.

     Short Sale and Hedging Policy. Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers and Board members, among others.

     Compensation Recovery Policies. To date, we have not offered cash incentive or bonus opportunities to our executive officers. Accordingly, our Board and Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by our Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Tax and Accounting Considerations

     Deductibility of Executive Compensation. Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to named executive officers (other than the chief financial officer) to $1,000,000 per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in the manner designed to best promote our corporate objectives. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to best promote our objectives, we have not adopted a policy that requires all compensation to be deductible. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

     Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2013 and we have not agreed and are not otherwise contractually obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

     Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of our stockholders.

Compensation Committee Report(1)

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Peter Fenton, Chair
Fred Anderson
____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

     In the first quarter of 2014, in connection with its annual review of our compensation programs, the Compensation Committee, assisted by our management, conducted a risk assessment review of our compensation policies and practices. Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and our sales compensation plans, as well as our alignment with market pay levels and compensation program designs.

     In particular, the Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk-taking because it is a fixed amount, and we do not offer incentive cash compensation opportunities. In addition, as discussed in greater detail above, the potential for Messrs. Stoppelman’s and Donaker’s nominal base salaries to encourage unnecessary risk taking is effectively mitigated by their equity compensation opportunities. The principal component of our executive compensation program has been long-term equity awards that help further align our executive officers’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Summary Compensation Table

     The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2013, 2012 and 2011.

2013 Summary Compensation Table

					Option	All Other
				Stock Awards	Awards	Compensation
Name	Year	Salary ($)		($)(2)	($)(2)	($)(3)		Total ($)
Jeremy Stoppelman	2013	37,501	(1)	—	8,010,363	50,100	(4)	8,097,964
Chief Executive Officer	2012	300,000		—	—	40,657		340,657
	2011	220,000		—	6,624,459	6,741		6,851,200
Rob Krolik	2013	321,875	(1)	—	2,674,826	10,847	(5)	3,007,548
Chief Financial Officer	2012	300,000		—	—	11,409		311,409
	2011	128,461		1,362,000	391,530	5,341		1,887,332
Geoff Donaker	2013	37,501	(1)	—	6,186,618	19,608	(6)	6,243,727
Chief Operating Officer	2012	300,000		—	—	11,371		311,371
	2011	235,000		—	5,420,012	12,805		5,667,817
Jed Nachman	2013	292,681		—	2,674,826	187,718	(7)(8)	3,155,225
Senior Vice President of	2012	298,250		—	—	189,669	(8)(9)	487,920	(9)
Revenue	2011	300,000		—	775,800	12,844		1,088,644
Laurence Wilson	2013	321,875	(1)	—	2,674,826	6,544	(5)	3,003,245
Senior Vice President,	2012	300,000		—	—	5,983		305,983
General Counsel and	2011	212,500		—	775,800	6,426		994,726
Secretary
____________________

(1)	The amount represents base salary earned in 2013, which consists of the executive officer’s 2012 base salary for January 1 through February 14, 2013 and his 2013 base salary for the remainder of the year. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Base Salary” above.

(2)	The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, these columns represent the grant date fair value of shares underlying stock awards and stock options, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 11, “Stockholders’ Equity (Deficit)” in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The amount reported includes life, health, vision and dental insurance premiums paid by the Company, including $20,147 in health insurance premiums paid on behalf of Mr. Nachman in 2013. In addition, the amounts for 2012 and 2013 include matching charitable donations made by The Yelp Foundation on behalf of the named executive officers. The amount of the matching charitable donation for each executive officer was $1,000 in 2013. These benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(4)	The amount reported also includes (a) $3,625 in monthly parking fees paid by the Company and (b) $40,603 for personal administrative services performed by Mr. Stoppelman’s executive assistant. Because Mr. Stoppelman’s assistant is employed and paid by the Company to perform these services as well as her services to the Company, the dollar amount of this benefit represents an estimate of the aggregate incremental cost to the Company of these services, based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during 2013 as the percentage of her total time spent working for the Company during 2013, and multiplied by her base salary paid by the Company during 2013.

(5)	The amount reported also includes $720 in reimbursements for a health club membership, which was provided to the named executive officer on the same terms as provided to all of our regular full-time employees.

(6)	The amount reported also includes (a) $3,400 in monthly parking fees paid by the Company, (b) $720 in reimbursements for a health club membership, which was provided to Mr. Donaker on the same terms as provided to all of our regular full-time employees, and (c) $5,400 in health, vision and dental insurance premiums paid by the Company in addition to the premiums covered under our standard practices applicable to all of our regular full-time employees.

(7)	The amount reported also includes $750 in reimbursements for a health club membership, which was provided to Mr. Nachman on the same terms as provided to all of our regular full-time employees.

In addition, the amount also includes amounts paid pursuant to Mr. Nachman’s Secondment Agreement, as follows: (a) a cost of living adjustment of $122,926; (b) tax equalization payments of $22,243; (c) tax preparation payments of $12,775; (d) a stipend of $1,877 to cover transportation costs; and (e) payment for four roundtrip plane tickets for his personal use totaling $6,000. Under the Secondment Agreement, we will pay the difference between the taxes owed by Mr. Nachman for 2013 and the taxes Mr. Nachman would have owed for 2013 had he remained in the United States. The tax equalization payment reported above represents (x) $113,250 in modified U.K. payroll taxes paid by Yelp on Mr. Nachman’s behalf, plus (y) $2,743 in additional Medicare taxes on the income imputed to Mr. Nachman as a result of our payment of such U.K. payroll taxes, paid by Yelp on his behalf, minus (z) $93,750 withheld from his salary during 2013 as an estimate of the taxes he would have owed for 2013 had he remained in the United States. However, we will not be able to make a final determination with respect to Mr. Nachman’s tax equalization for 2013 until both his U.S. and U.K. tax returns for 2013 are finalized and, as a result, we may make additional tax equalization and tax preparation payments at a later date. We expect Mr. Nachman’s U.S. tax return to be finalized by October 15, 2014, which is the extended deadline to file 2013 tax returns, and his U.K. tax return to be finalized by January 31, 2015, which is the deadline to file tax returns for the taxable year running from April 6, 2013 to April 5, 2014.

(8)	Mr. Nachman’s base salary was paid in British pounds sterling beginning May 9, 2012. His cost of living adjustment and stipend were also paid in British pounds sterling. All such amounts were converted using the interbank exchange rate in effect on the date of payment.

(9)	Includes an additional $3,100 of payments related to the preparation of Mr. Nachman’s 2012 taxes for costs incurred after April 23, 2013, the date our Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Stockholders was filed with the SEC.

Compensation Plans and Arrangements

Employment Agreements

     We entered into amended and restated employment letter agreements with each of our executive officers on February 3, 2012. The agreements do not provide for a specific employment term and our executive officers are employed on an at-will basis. The amended and restated employment letter agreements provide that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.

     The executive officers’ original offer letters provided for initial base salary, eligibility to participate in our standard benefit plans and, in certain cases, initial stock option grants, but did not provide for severance, other than for Mr. Krolik, who was entitled to certain cash payments and equity acceleration in the event of his involuntary termination of employment following a change in control. Under the amended and restated agreements, however, our executive officers are eligible to participate in our Severance Plan. With respect to Mr. Krolik, the benefits available under the Severance Plan replaced the cash severance protections included in his original offer letter. The amended and restated agreements did not, however, modify the vesting or other terms of the executive officers’ existing equity award agreements.

Severance Arrangements

     Severance Plan. Each of our executives at the level of vice president or above, including our named executive officers, who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan.

     Each eligible participant who suffers an involuntary termination without cause or a constructive termination will be eligible to receive, provided that he signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service and (iii) six months of company-paid health insurance coverage. In the event a participant suffers an involuntary termination without cause or a constructive termination in the same year as a change in control (as defined in our Severance Plan), the lump sum bonus payment will be equal to the actual cash bonus amount as if we achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination on or within 12 months following a change in control will receive accelerated vesting of 50% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.

     These benefits are subject to a “best after-tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in executive officer’s receipt, on an after-tax basis, of the greater amount of the benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (i) payment in full of the entire amount of the benefits, or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.

     Equity Awards. Prior to adopting our Severance Plan, we generally did not enter into employment agreements providing for post-employment compensation in the form of cash severance or continued employee benefits to our executive officers. Instead, we offered our executive officers change in control and severance protections in the form of limited rights to acceleration of vesting on a change in control and upon involuntary terminations of employment following a change in control. Most of the awards with vesting acceleration benefits vested in full prior to the time of our IPO (or upon the IPO as noted below). With regard to the awards with remaining acceleration benefits, in the event there is a change in control:

  25% of the then-unvested shares subject to the stock options granted to Messrs. Stoppelman and Donaker for 1,601,039 shares of Class B Common Stock and 1,309,941 shares of Class B Common Stock, respectively, in January 2011 would vest upon the completion of such change in control. In addition, 50% of the then-unvested shares subject to these stock option awards vested upon our IPO in accordance with the applicable equity agreements.

  50% of the total number of shares subject to the stock options granted to each of Messrs. Nachman and Wilson for 187,499 shares of Class B Common Stock and 187,500 shares of Class B Common Stock, respectively, in January 2011 would vest upon the elimination of the optionee’s position, or a material reduction in his responsibilities as compared to his responsibilities prior to such change in control, within one year after the change in control.

  50% of the then-unvested shares subject to the stock option for 75,000 shares of Class B Common Stock and the restricted stock award of 150,000 shares of Class B Common Stock granted to Mr. Krolik in July 2011 would vest upon his termination without cause, or a material reduction in his responsibilities as compared to his responsibilities prior to such change in control, within one year after the change in control, subject to Mr. Krolik delivering to the Company and not revoking a release of claims.

     Equity awards are also subject to potential vesting acceleration under the terms of our equity plans. For a summary of these terms, see “—Equity Incentive Plans” below.

Equity Incentive Plans

     2012 Equity Incentive Plan, as amended

     In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Plan as a successor to and continuation of our 2011 Plan. In 2013, our Board and stockholders approved an amendment to the 2012 Plan to increase the aggregate number of shares of our Class A Common Stock that may be issued pursuant to awards under the 2012 Plan by 2,000,000 shares. In addition, the number of shares of our Class A Common Stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board.

     The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other stock awards. Additionally, the 2012 Plan provides for the grant of performance cash awards to our employees, directors and consultants. Incentive stock options granted under the 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2012 Plan are not intended to qualify as incentive stock options under the Code. To date, we have granted stock options and RSUs under the 2012 Plan.

     As of March 24, 2014, options to purchase 5,815,652 shares of Class A Common Stock granted pursuant to our 2012 Plan were outstanding and 419,627 shares of Class A Common Stock were subject to issuance upon settlement of unvested restricted stock unit awards issued pursuant to our 2012 Plan. As of March 24, 2014, the outstanding options issued pursuant to our 2012 Plan had a weighted-average exercise price of approximately $22.44 per share.

     Our Board has delegated concurrent authority to administer the 2012 Plan to our Compensation Committee.

     Our 2012 Plan provides that in the event of a specified corporate transaction, as defined under our 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of the stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

     The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in our 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.

     2011 Equity Incentive Plan

     Our Board adopted, and our stockholders approved, our 2011 Plan in July 2011, as a successor to and continuation of our 2005 Plan discussed below. As of March 24, 2014, options to purchase 800,903 shares of our Class B Common Stock at a weighted-average exercise price per share of $10.62 remained outstanding under our 2011 Plan. No grants have been made under our 2011 Plan since the date of our IPO and no further awards will be granted under our 2011 Plan. All outstanding awards continue to be governed by their existing terms.

     Our Board has delegated concurrent authority to administer our 2011 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

     Our 2011 Plan provides that in the event of a specified corporate transaction, as defined under our 2011 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may (i) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (iii) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (iv) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

     The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no acceleration of the stock award will occur.

     Amended and Restated 2005 Equity Incentive Plan

     Our Board adopted, and our stockholders approved, our 2005 Plan in September 2005. As of March 24, 2014, options to purchase 3,794,095 shares of our Class B Common Stock at a weighted-average exercise price per share of $6.93 remained outstanding under our 2005 Plan. Effective as of July 2011, our Board terminated our 2005 Plan and provided that no further stock awards were to be granted under our 2005 Plan. All outstanding stock awards under our 2005 Plan will continue to be governed by their existing terms.

     Our Board has delegated concurrent authority to administer our 2005 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

     In the event of a corporate transaction, including a reorganization, merger, consolidation, split-up, spin-off or combination, or a disposition of our securities, the administrator will determine how to treat each outstanding stock award. The administrator may (i) provide for the purchase of the stock award for cash had the stock award been exercisable, payable or fully vested, or provide for the replacement of the stock award with other rights or property determined by the administrator; (ii) provide that the stock award will be exercisable in full; (iii) provide for the assumption or substitution of the stock award by a successor corporation; (iv) adjust the number and type of securities or property subject to the stock award and/or the terms and conditions (including the grant or exercise price) of the stock award or stock awards that may be granted in the future; or (v) provide that the stock award will not be exercisable and will terminate immediately upon the consummation of the transaction, provided that for a specified period of time prior to the transaction, the stock award will be exercisable in full, the restrictions imposed on the shares subject to the stock award may be terminated and any repurchase price held by us will no longer be in effect.

     2012 Employee Stock Purchase Plan

     Our Board has adopted, and our stockholders have approved, our 2012 ESPP. As of March 24, 2014, the maximum aggregate number of shares of our Class A Common Stock that may be issued under our 2012 ESPP is 2,238,205 shares. Additionally, the number of shares of our Class A Common Stock reserved for issuance under our 2012 ESPP will increase automatically each year through and including January 1, 2022, by the least of (i) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 5,000,000 shares of Class A Common Stock; or (iii) such lesser number as determined by our Board. Shares subject to purchase rights granted under our 2012 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2012 ESPP.

     Our Board, or a duly authorized committee thereof, will administer our 2012 ESPP. Our Board has delegated concurrent authority to administer our 2012 ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.

     Our employees, including executive officers, or any employees of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2012 ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2012 ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our 2012 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

     The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2012 ESPP.

     Our 2012 ESPP permits participants to purchase shares of our Class A Common Stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will be not less than 85% of the lower of the fair market value of our Class A Common Stock on the first day of an offering or on the date of purchase.

     A participant may not transfer purchase rights under our 2012 ESPP other than by will, the laws of descent and distribution or as otherwise provided under our 2012 ESPP.

     In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercised date and such purchase rights will terminate immediately thereafter.

     Our 2012 ESPP will remain in effect until terminated by the administrator in accordance with the terms of the 2012 ESPP. Our Board has the authority to amend, suspend or terminate or 2012 ESPP, at any time and for any reason.

Additional Benefits

     We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

     For a description of additional benefits we offer to our executive officers, including health and welfare benefits and the additional benefits provided to Messrs. Stoppelman and Donaker in connection with the reduction of their salaries to a nominal amount, as well as to Mr. Nachman in connection with his secondment to Yelp UK Ltd., please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”

Grants of Plan-Based Awards

     The following table shows certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards in the Year Ended December 31, 2013

		All Other Option
		Awards: Number of		Grant Date Fair Value
		Securities Underlying	Exercise of Option	of Option Awards
Name	Grant Date	Options (#)(1)	Awards ($/Share)	($)(2)
Jeremy Stoppelman	2/5/2013	575,000	21.18	6,991,023
	2/5/2013	90,000	21.18	1,019,340
Rob Krolik	2/5/2013	220,000	21.18	2,674,826
Geoff Donaker	2/5/2013	425,000	21.18	5,167,278
	2/5/2013	90,000	21.18	1,019,340
Jed Nachman	2/5/2013	220,000	21.18	2,674,826
Laurence Wilson	2/5/2013	220,000	21.18	2,674,826
____________________

(1)	The indicated amounts represent shares of our Class A Common Stock underlying stock options granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(2)	The amount in this column represents the aggregate grant date fair value of each stock option award calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 11, “Stockholders’ Equity (Deficit)” in our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year End

     The following table shows certain information regarding outstanding equity awards at December 31, 2013 for the named executive officers.

Outstanding Equity Awards at December 31, 2013

		Option Awards					Stock Awards
		Number of	Number of				Number of	Market Value
		Securities	Securities				Shares or	of Shares or
		Underlying	Underlying				Units of	Units of
	Class of	Unexercised	Unexercised		Option	Option	Stock that	Stock that
	Common	Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not
Name	Stock	Exercisable	Unexercisable		Price ($)	Date	Vested (#)	Vested ($)
Jeremy Stoppelman	Class B	1,176,266	424,773	(1)	7.16	01/05/2021	—	—
	Class A	47,916	527,084	(2)	21.18	02/05/2023	—	—
	Class A	37,500	52,500	(3)	21.18	02/05/2023	—	—
Rob Krolik	Class B	20,312	29,688	(4)	9.08	07/26/2021	—	—
	Class B	—	—		—	—	63,159 (5)	$4,354,813 (6)
	Class A	9,166	210,834	(7)	21.18	02/05/2023	—	—
Geoff Donaker	Class B	837,189	347,752	(8)	7.16	01/05/2021	—	—
	Class A	35,416	389,584	(2)	21.18	02/05/2023	—	—
	Class A	37,500	52,500	(3)	21.18	02/05/2023	—	—
Jed Nachman	Class B	112,455	49,999	(9)	7.16	01/05/2021	—	—
	Class A	18,333	201,667	(2)	21.18	02/05/2023	—	—
Laurence Wilson	Class B	15,750	—		0.32	11/04/2017	—	—
	Class B	110,206	57,294	(10)	7.16	01/25/2021	—	—
	Class A	18,333	201,667	(2)	21.18	02/05/2023	—	—
____________________

(1)	For the first 12 months following the vesting commencement date of November 10, 2010, 13,342 shares vested monthly; for the second 12 months, 20,013 shares vested monthly; for the third 12 months, 26,684 shares vested monthly; for the fourth 12 months, 33,355 shares vest monthly; and for the fifth 12 months, the remaining unvested shares vest ratably.

(2)	10% of the shares underlying this option vested in equal monthly installments over the first 12 months following the vesting commencement date of February 5, 2013; 20% of the shares underlying the option vest in equal monthly installments over the second 12 months; 30% of the shares underlying the option vest in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(3)	1/24th of the shares underlying this option vest each month for two years following the grant date of February 5, 2013.

(4)	25% of the shares underlying this option vested on July 27, 2012. Thereafter, the remaining shares vest in a series of 36 equal monthly installments.

(5)	25% of the shares underlying this award vested on July 27, 2012 and 2,466 shares vested on August 2012. Thereafter, 1/16 of the shares subject to the award (or remaining portion thereof, if smaller) vest on the twentieth day of each November, February, May and August thereafter until all shares are vested.

(6)	Represents the market value of the unvested shares subject to the indicated restricted stock award based on the closing price of our Class A Common Stock on December 31, 2013, which was $68.95 per share. The value assumes that the fair market value of the shares of our Class B Common Stock, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of shares of our Class A Common Stock.

(7)	10% of the shares underlying this option vest in equal monthly installments over the first 12 months following the vesting commencement date of July 27, 2013; 20% of the shares underlying the option vest in equal monthly installments over the second 12 months; 30% of the shares underlying the option vest in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(8)	For the first 12 months following the vesting commencement date of November 10, 2010, 10,916 shares underlying the option vested monthly; for the second 12 months, 16,374 shares vested monthly; for the third 12 months, 21,833 shares vested monthly; for the fourth 12 months, 27,291 shares vest monthly; and for the fifth 12 months, the remaining unvested shares vest ratably.

(9)	For the first 10 months following the vesting commencement date of August 10, 2011, 4,250 shares vested monthly; thereafter, 5,000 shares vest on a monthly basis for 29 months.

(10)	The shares underlying the option vest ratably each month following the vesting commencement date of November 1, 2011 for a total of 36 months.

Option Exercises and Stock Vested

     The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2013 with respect to the named executive officers.

Option Exercises and Stock Vested in the Year Ended December 31, 2013

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares Acquired	Realized on	Shares Acquired	Value
	on Exercise	Exercise	on Vesting	Realized on
Name	(#)(1)	($)(2)	(#)(1)	Vesting ($)(3)
Rob Krolik	25,000	961,150	37,500	1,545,281
Geoff Donaker	712,708	21,297,811	—	—
Jed Nachman	199,420	8,120,079	—	—
Laurence Wilson	190,379	6,537,831	—	—
____________________

(1)	In each case, the shares exercised or vested were shares of our Class B Common Stock. With the exception of an exercise by Mr. Donaker for 342,708 shares, all exercised shares of Class B Common Stock were subsequently converted to shares of Class A Common Stock.

(2)	The value realized is calculated as the difference between the closing price of our Class A Common Stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised. The value assumes that the fair market value of the shares of our Class B Common Stock is equal to the fair market value of shares of our Class A Common Stock.

(3)	The value realized equals the closing price of our Class A Common Stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares vested on that date. The value assumes that the fair market value of the shares of our Class B Common Stock is equal to the fair market value of shares of our Class A Common Stock.

Potential Payments Upon Termination or Change in Control

     The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the Severance Plan and pursuant to the terms of their equity awards. The table assumes that the qualifying termination or change in control event, as applicable, occurred on December 31, 2013.

	Lump Sum Cash	Continuation	Value of Equity
	Severance	of Benefits	Acceleration
Name	Payment ($)(1)	($)(2)	($)		Total ($)
Jeremy Stoppelman
Qualifying Termination
Severance Plan(3)	1	2,657	—		2,658
Equity Awards	—	—	—		—
Change in Control
Severance Plan	—	—	—		—
Equity Awards(4)	—	—	6,561,665	(5)	6,561,665
Qualifying Termination Upon Change in Control
Severance Plan(6)	1	2,657	13,843,364	(5)	13,846,022
Equity Awards(4)	—	—	6,561,665	(5)	6,561,665
Rob Krolik
Qualifying Termination
Severance Plan(3)	325,000	8,058	—		333,058
Equity Awards	—	—	—		—
Change in Control
Severance Plan	—	—	—		—
Equity Awards	—	—	—		—
Qualifying Termination Upon Change in Control(6)
Severance Plan(6)	325,000	8,058	5,035,770	(5)	5,368,828
Equity Awards(7)	—	—	3,066,082		3,066,082
Geoff Donaker
Qualifying Termination
Severance Plan(3)	1	8,058	—		8,059
Equity Awards	—	—	—		—
Change in Control
Severance Plan	—	—	—		—
Equity Awards(4)	—	—	5,371,899	(5)	5,371,899
Qualifying Termination Upon Change in Control
Severance Plan(6)	1	8,058	10,559,176	(5)	10,567,236
Equity Awards(4)	—	—	5,371,899	(5)	5,371,899
Jed Nachman
Qualifying Termination
Severance Plan(3)	308,571	11,203	—		319,773
Equity Awards	—	—	—		—
Change in Control
Severance Plan	—	—	—		—
Equity Awards	—	—	—		—
Qualifying Termination Upon Change in Control
Severance Plan(6)	308,571	11,203	4,816,792	(5)	5,136,566
Equity Awards(8)	—	—	3,089,438	(5)	3,089,438

Laurence Wilson
Qualifying Termination
Severance Plan(3)	325,000	2,620	—		327,620
Equity Awards	—	—	—		—
Change in Control
Severance Plan	—	—	—		—
Equity Awards	—	—	—		—
Qualifying Termination Upon Change in Control
Severance Plan(6)	325,000	2,620	4,816,792	(5)	5,144,413
Equity Awards(8)	—	—	3,540,196	(5)	3,540,196
____________________

(1)	Represents one year of the executive officer’s base salary in effect as of December 31, 2013. The amount indicated does not include the payment of any accrued salary or vacation that may be due upon termination of employment. Mr. Nachman’s base salary of £187,126 is converted using the interbank exchange rate in effect on December 31, 2013 of $1.649 to £1.00.

(2)	Represents six months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay such premiums for six months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (b) loses eligibility for continuation coverage under COBRA.

(3)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination (as such terms are defined in the Severance Plan).

(4)	Represents vesting acceleration upon a change in control under the terms of an equity award held by such executive officer.

(5)	The value is calculated as (a) the difference between $68.95, the closing price of our Class A Common Stock on December 31, 2013, and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer. With respect to the acceleration of options covering shares of our Class B Common Stock, assumes that the fair market value of the shares of our Class B Common Stock is equal to the fair market value of shares of our Class A Common Stock.

(6)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs on or within the 12 months following a change in control (as such terms are defined in the Severance Plan).

(7)	Under his equity award agreements, Mr. Krolik is entitled to certain vesting acceleration if, within one year following a change in control, he is terminated without cause or there is a material reduction in his responsibilities. The value of the vesting acceleration is calculated as the sum of (a) the number of unvested shares underlying Mr. Krolik’s restricted stock award subject to accelerated vesting, multiplied by $68.95, the closing price of our Class A Common Stock on December 31, 2013, and (b) the amount described in note (5) above. Assumes that the fair market value of the shares of our Class B Common Stock is equal to the fair market value of shares of our Class A Common Stock.

(8)	Under their equity award agreements, each of Messrs. Nachman and Wilson is entitled to certain vesting acceleration if, within one year following a change in control, there is an elimination of his position or there is a material reduction in his responsibilities.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

     We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

     Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.

     In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

     Other than compensation arrangements, we describe below transactions and series of similar transactions, during the year ended December 31, 2013, to which we were or will be a party, in which:

  the amounts involved exceeded or will exceed $120,000; and

  any of our directors, executive officers or holders of more than five percent of any class of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

     For complete descriptions of compensation arrangements for our directors and named executive officers, see “Information Regarding the Board and Corporate Governance—Director Compensation” and “Executive Compensation,” respectively.

Payments by Elevation Partners

     In connection with the sale of shares of Series E preferred stock in February 2010, as previously disclosed, we were also party to a series of stock transfer agreements with affiliates of Elevation Partners and many of our then-stockholders, including three of our directors and certain of our executive officers. Pursuant to the stock transfer agreements, Elevation Partners agreed to pay the selling stockholders additional consideration in the future if it sold the shares purchased from our stockholders pursuant to these transactions for aggregate, cumulative proceeds, net of commissions, greater than three times the aggregate price that it paid for the shares.

     In May and August 2013, Elevation Partners paid additional consideration to the selling stockholders pursuant to the stock transfer agreements. The following table sets forth the aggregate amounts Elevation Partners paid to our directors and executive officers:

Aggregate
Name	Payments ($)
Max Levchin	781,979 (1)
Jeremy Stoppelman	780,480
Geoff Donaker	204,564
Jed Nachman	57,046
Laurence Wilson	35,967

____________________

(1)	Includes $264,570 received by PENSCO Trust Company Custodian FBO Max Levchin Roth IRA.

     Mr. Anderson is a Managing Director of Elevation Partners. We did not sell any shares of capital stock in connection with the transactions detailed above and did not and will not receive any proceeds from these transactions.

Related-Person Compensation

     On June 5, 2013, the Compensation Committee granted a stock option to Michael Stoppelman, our Vice President, Engineering and the brother of our Chief Executive Officer, Jeremy Stoppelman, covering 220,000 shares of our Class A Common Stock, with an exercise price of $28.20 per share. The shares underlying the option vest over four years, with 10% of the shares vesting monthly over the first year, 20% of the shares vesting monthly over the second year, 30% of the shares vesting monthly over the third year and 40% of the shares vesting monthly over the fourth year. This vesting schedule is generally applicable to refresh equity awards made to employees. Mr. Stoppelman also received a base salary of $300,000 for the year ended December 31, 2013, which was increased to $325,000 effective as of April 1, 2014. Compensation for Mr. Stoppelman’s service as an employee is not considered a related-person transaction covered by our Related-Person Transaction Policy.

The Yelp Foundation

     In November 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Messrs. Stoppelman, Donaker, Krolik and Wilson are officers and directors of The Yelp Foundation. As described in the “Executive Compensation” section, The Yelp Foundation made matching charitable donations on behalf of each of our named executive officers in 2013, as reflected in the Summary Compensation Table.

Yelp Inc. Political Action Committee

     In the fourth quarter of 2013, our Board approved the establishment of the Yelp Inc. Political Action Committee, or Yelp PAC, a non-profit political association, to, among other things, support the election of candidates to public office that support the principles of the Company, including free speech and an open Internet. To date, each of Ms. Irvine and Messrs. Stoppelman, Donaker, Fenton, Levchin, Levine, Rabois, Krolik and Nachman contributed $5,000 to the Yelp PAC.

Indemnification

     Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Amended and Restated Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, we and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801.

OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laurence Wilson Secretary

April 11, 2014

A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

YELP INC.
140 NEW MONTGOMERY ST., 9TH FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73938-Z63008	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
YELP INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR all of the following nominees:

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Diane Irvine
	02)	Max Levchin
	03)	Mariam Naficy

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M73939-Z63008

YELP INC.
Annual Meeting of Stockholders
May 21, 2014 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the notice of the 2014 Annual Meeting of Stockholders of YELP INC. and the accompanying proxy statement, and hereby appoint(s) Laurence Wilson and Rob Krolik, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2014 Annual Meeting of Stockholders of YELP INC. to be held at 9:00 AM PDT on May 21, 2014 at The St. Regis San Francisco, 125 3rd Street, San Francisco, California 94103, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal Nos. 2 and 3.

Continued and to be signed on reverse side